Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2026 First Quarter Results

◦Revenue of $249.5 million in Q1; decline driven by limited eye care supply
◦Diluted EPS of $0.95 in Q1, up approximately 6% versus prior year Adjusted Diluted EPS of $0.90
◦Announces agreement to acquire current eye care supplier Pillar5 Pharma
◦Revising fiscal 2026 revenue outlook to $1,100 to $1,115 million and Diluted EPS outlook to $4.50 to $4.58

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-August 7, 2025-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its first quarter fiscal 2026 ended June 30, 2025.

“We experienced momentum in multiple areas of our business in the first quarter, including strong international segment growth, year-over-year improvement in gross margin, and solid quarterly free cash flow. Unfortunately, these positives were offset by Clear Eyes supply constraints, which resulted in lower-than-expected shipments. As we look forward, we continue to expect planned improvements in eye care supply in the second half, further helped by this morning’s announcement to acquire Pillar5. In addition, we believe the benefits of our diverse portfolio, financial profile and free cash flow should continue to drive long-term shareholder value,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

First Fiscal Quarter Ended June 30, 2025

Reported revenues in the first quarter of fiscal 2026 of $249.5 million decreased 6.6% from $267.1 million in the first quarter of fiscal 2025 and decreased 6.4% excluding the impact of foreign currency. The revenue performance versus the prior year comparable period reflected limited ability to supply demand for Clear Eyes and the expected headwind associated with accelerated order timing in Q4 of the prior year, partially offset by continued strong growth in the International OTC segment.

Reported net income for the first quarter of fiscal 2026 totaled $47.5 million, compared to the prior year first quarter’s net income of $49.1 million and adjusted net income of $45.0 million. Diluted earnings per share of $0.95 for the first quarter of fiscal 2026 compared to $0.98 diluted earnings per share in the prior year comparable period and $0.90 on a non-GAAP basis.

The adjustment to the first quarter of fiscal 2025 relates to a discrete tax item pertaining to the release of a reserve for an uncertain tax position due to the statute of limitations expiring.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for the first quarter of fiscal 2026 was $79.0 million, compared to $54.8 million during the prior year comparable period. Non-GAAP free cash flow in the first quarter of fiscal 2026 of $78.2 million increased compared to $53.6 million in the prior year first quarter. The material increase in free cash flow was attributable to the timing of working capital and lower interest expense.

In fiscal 2025, the Company repurchased approximately 0.4 million shares at a total investment of approximately $34.8 million. The Company's net debt position as of June, 2025 was approximately $0.9 billion, resulting in a covenant-defined leverage ratio of 2.4x.

Segment Review

North American OTC Healthcare: Segment revenues of $212.6 million for the first quarter fiscal 2026 decreased compared to the prior year comparable quarter's segment revenues of $232.3 million. The revenue decrease was primarily attributable to lower Eye & Ear Care category sales, driven primarily by limited ability to supply demand for Clear Eyes and the expected headwind associated with accelerated order timing in Q4 of the prior year.

International OTC Healthcare: Fiscal first quarter 2026 revenues of $37.0 million increased 6.1% compared to $34.8 million reported in the prior year comparable period. The revenue performance was driven by broad-based growth across geographies.

Acquisition of Supplier Pillar5 Pharma

As part of a long-term strategy to expand eye care production capacity, the Company has entered into a definitive agreement to acquire Pillar5 Pharma Inc. (“Pillar5”), a leading sterile ophthalmic manufacturer and current Clear Eyes supplier from ANJAC SAS, a French family-owned industrial group with production sites across health, beauty, personal care and food supplements. Clear Eyes is the largest revenue source for Pillar5. The transaction is expected to be approximately neutral to EPS and is expected to close in the third quarter fiscal 2026 based on fulfillment of certain closing conditions.

Based in Ontario, Canada, Pillar5 is a well-established key manufacturer of multi-dose sterile OTC ophthalmic products, which represents the majority of revenue, as well as a producer of certain solid dose products.

Updated Fiscal 2026 Initial Outlook

“Although we are disappointed with our start to fiscal 2026 due to our eye care category performance, we are pleased to announce the acquisition of Pillar5 from ANJAC, who has been a valued partner in producing Clear Eyes since 2016. The acquisition of a sterile eye care manufacturing site is a strategic component to our objective of securing near-term supply and building long-term supply chain capacity to meet the robust demand we anticipate for Clear Eyes. While we expect third party partner manufacturing to remain complementary to our production at Pillar5, we believe securing an internal source of reliable sterile eye manufacturing best supports our eye care business and further enables our long-term growth opportunities,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

He continued, “Primarily to reflect the supply chain shortfalls in eye care that are expected to persist in the first half of fiscal 2026, we now anticipate revenue of $1,100 to $1,115 million. For the second half, we still anticipate year-over-year growth from an acceleration of supply in eye care thanks to our multi-year strategy to enhance long-term capacity. For profitability, we now anticipate EPS of $4.50 to $4.58 driven by our strong financial profile that includes gross margin expansion and lower interest expense. Our free cash flow forecast of $245 million or more is unchanged, along with our commitment to a strong balance sheet and disciplined capital allocation. We believe the benefits of our robust free cash flow and the attributes of our diverse portfolio of needs-based products leaves us well positioned to continue generating consistent financial results and cash flow, which should generate superior shareholder value creation over time,” Mr. Lombardi concluded.

	Initial Fiscal 2026 Outlook	Current Fiscal 2026 Outlook
Revenue	$1,140 to $1,155 million	$1,100 to $1,115 million
Organic Revenue Growth	Approximately 1% to 2%	Approximate 1.5% to 3.0% decrease
Diluted E.P.S.	$4.70 to $4.82	$4.50 to $4.58
Free Cash Flow	$245 million or more	$245 million or more

First Quarter Fiscal 2026 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its first quarter fiscal 2026 results today, August 7, 2025 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://www.prestigeconsumerhealthcare.com/. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the Company’s website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "outlook," "may," "will," "would," “believe,” "expect," “look forward,” "anticipate,” “planned,” “positioned,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow; the expected impact of Pillar5 on the Company’s revenue and EPS; the timing of the closing of Pillar5; the continued reliance on third-party manufacturing and the impact of acquiring Pillar5 on the supply of eye care products; and the Company’s ability to enhance shareholder value through its business strategy, diverse product portfolio, solid balance sheet, generation of free cash flow, and efficient capital allocation. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of evolving U.S. and international tariffs, labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, the ability to meet Pillar5 closing conditions, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2025 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2025	2024
Total Revenues	$249,530	$267,142

Cost of Sales
Cost of sales excluding depreciation	106,715	118,697
Cost of sales depreciation	2,484	2,423
Cost of sales	109,199	121,120
Gross profit	140,331	146,022

Operating Expenses
Advertising and marketing	34,937	39,365
General and administrative	28,456	28,910
Depreciation and amortization	5,182	5,701
Total operating expenses	68,575	73,976
Operating income	71,756	72,046

Other expense
Interest expense, net	10,203	13,137
Other (income) expense, net	(224)	496
Total other expense, net	9,979	13,633
Income before income taxes	61,777	58,413
Provision for income taxes	14,311	9,345
Net income	$47,466	$49,068

Earnings per share:
Basic	$0.96	$0.98
Diluted	$0.95	$0.98

Weighted average shares outstanding:
Basic	49,475	49,886
Diluted	49,833	50,267

Comprehensive income, net of tax:
Currency translation adjustments	5,404	3,160
Total other comprehensive income	5,404	3,160
Comprehensive income	$52,870	$52,228

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30, 2025	March 31, 2025

Assets
Current assets
Cash and cash equivalents	$139,502	$97,884
Accounts receivable, net of allowance of $14,065 and $16,314, respectively	168,405	194,293
Inventories	153,126	147,709
Prepaid expenses and other current assets	19,485	8,442
Total current assets	480,518	448,328

Property, plant and equipment, net	73,786	74,548
Operating lease right-of-use assets	26,918	28,238
Finance lease right-of-use assets, net	24,236	25,056
Goodwill	528,314	527,425
Intangible assets, net	2,294,829	2,295,350
Other long-term assets	3,024	3,273
Total Assets	$3,431,625	$3,402,218

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	22,206	18,925
Accrued interest payable	15,078	15,703
Operating lease liabilities, current portion	6,072	6,047
Finance lease liabilities, current portion	2,530	2,490
Other accrued liabilities	63,782	63,458
Total current liabilities	109,668	106,623

Long-term debt, net	992,749	992,357
Deferred income tax liabilities	426,947	419,594
Long-term operating lease liabilities, net of current portion	21,397	22,732
Long-term finance lease liabilities, net of current portion	19,976	20,624
Other long-term liabilities	5,406	5,391
Total Liabilities	1,576,143	1,567,321

Total Stockholders' Equity	1,855,482	1,834,897
Total Liabilities and Stockholders' Equity	$3,431,625	$3,402,218

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2025	2024
Operating Activities
Net income	$47,466	$49,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,666	8,124
Loss on disposal of property and equipment	—	5
Deferred and other income taxes	5,827	612
Amortization of debt origination costs	442	454
Stock-based compensation costs	3,682	3,425
Non-cash operating lease cost	1,947	1,706
Changes in operating assets and liabilities:
Accounts receivable	27,343	6,368
Inventories	(4,441)	(13,048)
Prepaid expenses and other current assets	(10,946)	2,359
Accounts payable	2,756	591
Accrued liabilities	(813)	(2,061)
Operating lease liabilities	(1,916)	(1,883)
Other	—	(944)
Net cash provided by operating activities	79,013	54,776

Investing Activities
Purchases of property, plant and equipment	(838)	(1,152)
Other	(1,100)	(978)
Net cash used in investing activities	(1,938)	(2,130)

Financing Activities
Term loan repayments	—	(35,000)
Payments of finance leases	(608)	(720)
Proceeds from exercise of stock options	3,155	1,975
Fair value of shares surrendered as payment of tax withholding	(4,054)	(5,801)
Repurchase of common stock	(34,775)	(25,976)
Net cash used in financing activities	(36,282)	(65,522)

Effects of exchange rate changes on cash and cash equivalents	825	663
Increase in cash and cash equivalents	41,618	(12,213)
Cash and cash equivalents - beginning of period	97,884	46,469
Cash and cash equivalents - end of period	$139,502	$34,256
Interest paid	$11,501	$13,670
Income taxes paid	$3,253	$3,661

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended June 30, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$212,578	$36,952	$249,530
Cost of sales	92,178	17,021	109,199
Gross profit	120,400	19,931	140,331
Advertising and marketing	28,954	5,983	34,937
Contribution margin	$91,446	$13,948	$105,394
Other operating expenses			33,638
Operating income			$71,756
*Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended June 30, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$232,316	$34,826	$267,142
Cost of sales	105,559	15,561	121,120
Gross profit	126,757	19,265	146,022
Advertising and marketing	33,753	5,612	39,365
Contribution margin	$93,004	$13,653	$106,657
Other operating expenses			34,611
Operating income			$72,046
* Intersegment revenues of $0.7 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income adjusted for a normalized tax rate.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,000,000 at June 30, 2025) less cash and cash equivalents ($139,502 at June 30, 2025). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended June 30,
	2025	2024
(In thousands)
GAAP Total Revenues	$249,530	$267,142
Revenue Change	(6.6)%
Adjustments:
Impact of foreign currency exchange rates	—	(670)
Total adjustments	—	(670)
Non-GAAP Organic Revenues	$249,530	$266,472
Non-GAAP Organic Revenue Change	(6.4)%

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin:

	Three Months Ended June 30,
	2025	2024
(In thousands)
GAAP Net Income	$47,466	$49,068
Interest expense, net	10,203	13,137
Provision for income taxes	14,311	9,345
Depreciation and amortization	7,666	8,124
Non-GAAP EBITDA	$79,646	$79,674
Non-GAAP EBITDA Margin	31.9%	29.8%

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended June 30,
	2025	2025 Diluted EPS	2024	2024 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$47,466	$0.95	$49,068	$0.98
Adjustments:
Normalized tax rate adjustment (1)	—	—	(4,030)	$(0.08)
Total adjustments	—	—	(4,030)	(0.08)
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$47,466	$0.95	$45,038	$0.90
(1) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended June 30,
	2025	2024
(In thousands)
GAAP Net Income	$47,466	$49,068
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	19,564	14,326
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	11,983	(8,618)
Total adjustments	31,547	5,708
GAAP Net cash provided by operating activities	79,013	54,776
Purchases of property and equipment	(838)	(1,152)
Non-GAAP Free Cash Flow	$78,175	$53,624

Outlook for Fiscal Year 2026:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'26 GAAP Net cash provided by operating activities	$255
Additions to property and equipment for cash	(10)
Projected FY'26 Non-GAAP Free Cash Flow	$245